Exhibit 99.1

Investor Relations 817-931-3423 investor.relations@aa.com

FOR RELEASE: Wednesday, Jan. 8, 2014

NOTICE TO HOLDERS OF AMERICAN AIRLINES GROUP SERIES A CONVERTIBLE PREFERRED STOCK REGARDING FIRST MANDATORY CONVERSION DATE

FORT WORTH, Texas – American Airlines Group Inc. (the “Company”) today provided the following notice to holders of its Series A Convertible Preferred Stock (NASDAQ: AALCP) (the “Convertible Preferred Stock”) pursuant to Section 5.1 of the Certificate of Designations governing the terms of the Convertible Preferred Stock . Capitalized terms not otherwise defined in this notice have the meaning set forth in the Certificate of Designations.

•	41,963,700 shares of Convertible Preferred Stock will be converted into shares of Common Stock (NASDAQ: AAL) as of the close of business on January 8, 2014. By operation of the mandatory conversion mechanism contained in the Certificate of Designations, each holder will have approximately 26.6 percent of its shares of Convertible Preferred Stock mandatorily converted.

•	The Conversion Price used for determining the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock is $25.3863. For each $1,000 in Stated Value of Convertible Preferred Stock mandatorily converted, Holders will receive approximately 39.39 shares of Common Stock. Stated a different way, each share of Convertible Preferred Stock mandatorily converted will be converted into approximately 0.9899 shares of Common Stock, subject to rounding.

•	The Depository Trust & Clearing Corporation (DTCC) will be processing the conversion on their systems on the morning of January 9, 2014. Investors should inquire of their broker regarding the treatment of their shares upon the mandatory conversion.

-- more --

Notice to Holders of American Airlines Group Series A Convertible Preferred Stock Regarding First Mandatory Conversion Date

Jan 8, 2014

•	The next Mandatory Conversion Date will occur on February 7, 2014. An additional 41,963,700 shares of Convertible Preferred will convert to Common Stock on that Mandatory Conversion Date. The conversion ratio will be determined based on the volume weighted average price of AAL for the five trading days prior to February 7, 2014.

•	The second Optional Conversion Period will commence on January 14, 2014.

Additional Common Stock Distributions

•	Pursuant to Section 4.5 of the Company’s Fourth Amended Joint Plan of Reorganization (the “Plan”), holders of AMR common stock (formerly traded under the symbol: “AAMRQ”) who received an initial distribution of shares of AAL in connection with the effective date of the Plan will receive, for each share of AMR common stock previously owned, a distribution of approximately 0.1319 shares of AAL on or about January 9, 2014. AAMRQ holders may in the future receive additional distributions based on the trading price of AAL common stock during the 120 day period after the effective date and the total amount of allowed claims, in each case, in accordance with the terms of the Plan.

•	Pursuant to Section 5.15 of the Plan, holders of convertible notes who elected to be treated as if they had converted their notes to AMR common stock prior to the effective date will also receive a distribution of shares of AAL. Individuals who held AMR’s 6.25% Convertible Senior Notes due 2014 and elected to be treated as if they held AMR common stock will receive approximately 14.4563 shares of AAL for each $1,000 of principal amount thereof, and individuals who held AMR’s 4.5% Convertible Senior Notes due 2024 and elected to be treated as if they held AMR common stock will receive 6.000 shares of AAL for each $1,000 of principal amount thereof, in each case on or about January 9, 2014.

•	Also pursuant to the Plan, approximately 1.1 million shares (on a net issued basis) are being distributed to employees as part of the Labor Common Stock Allocation (as defined in the Plan).

Additional Information and Where to Find It

For questions about distributions under the Plan, please visit www.amrcaseinfo.com.

For information about American Airlines Group Inc., including financial information, corporate governance and its SEC filings, please visitwww.aa.com/investorrelations.

Notice to Holders of American Airlines Group Series A Convertible Preferred Stock Regarding First Mandatory Conversion Date

Jan 8, 2014

About American Airlines Group

American Airlines Group (NASDAQ: AAL) is the holding company for American Airlines and US Airways. Together with American Eagle and US Airways Express, the airlines operate an average of nearly 6,700 flights per day to 339 destinations in 54 countries from its hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. American’s AAdvantage and US Airways Dividend Miles programs allow members to earn and redeem miles for travel and everyday purchases as well as flight upgrades, vacation packages, car rentals, hotel stays and other retail products. American is a founding member of the oneworld® alliance, whose members and members-elect serve 981 destinations with 14,244 daily flights to 151 countries. Connect with American on Twitter @AmericanAir or Facebook.com/AmericanAirlines and follow US Airways on Twitter @USAirways and on Facebook.com/USAirways.

###

3